EXHIBIT 10.24

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 23, 2002, and effective as of January 1, 2002 (the “Effective Date”), is made by and between LodgeNet Entertainment Corporation, a Delaware corporation (the “Corporation”), and Scott C. Petersen (“Executive”) with reference to the following circumstances, namely:

RECITALS

A.	Executive is employed by Corporation as its Chairman of the Board, President and Chief Executive Officer, and as such is, and will be, making an important contribution to the development and operation of Corporation’s business.

B.	On July 22, 1998, Executive and the Corporation entered into an Employment Agreement (the “Employment Agreement”).

C.	The Corporation and Executive desire to amend and restate the Employment Agreement and to replace and supersede the Executive Severance Agreement, dated as of July 25, 1995 (the “Severance Agreement”), between the Corporation and Executive.

AGREEMENT

     NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to continue to employ Executive, and Executive agrees to continue such employment, upon the following terms and conditions:

     1.     PERIOD OF EMPLOYMENT. The employment of Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, through December 31, 2004; provided, however, that on each succeeding December 31, commencing December 31,2003, such period of employment shall automatically be extended for an additional year (to result thereafter in a rolling two year term of employment hereunder) unless sixty (60) days prior thereto either party hereto has given written notice to the other that such party does not wish to extend the period of employment.

     2.     DUTIES. During the period of employment, Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer or director as are assigned to him by the Board or committees of the Board. During the period of employment, Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for permitted vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities, including without limitation serving as a director on the boards of directors of Avera McKennan Hospital and the South Dakota Symphony Orchestra.

     3.     OFFICE FACILITIES. During the period of employment, Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 3900 West Innovation Street, Sioux Falls, South Dakota, and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.

     4.     COMPENSATION. As compensation for his services performed hereunder, the Corporation shall pay or provide to Executive the following:

(a) Base Salary. The Corporation shall pay Executive a base salary (the “Base Salary”), calculated at the rate of Four Hundred Twenty Five Thousand Dollars ($425,000.00) per annum (which Base Salary may be increased, but not reduced, by the Board at any time and from time to time in its discretion), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement. Executive’s Base Salary shall be reviewed by the Board and shall be subject to increase each year by an amount determined by the Board. Such Base Salary, including any such annual increases (which shall be considered part of the Base Salary), shall not be reduced during the period of employment hereunder.

(b) Bonus.

(i) Executive shall be eligible to receive in cash an annual performance bonus (the “Bonus”) of up to 105% of Executive’s then current Base Salary at the end of each such calendar year in which he remains employed. With respect to calendar years 2002, 2003 and 2004, Executive shall be eligible for a Bonus based upon meeting a performance target set by the Board as follows:

Less than 75% of target	=	no bonus

75% of target	=	35% of Base Salary

100% of target	=	70% of Base Salary

If Executive achieves between 75% and 100%, or in excess of 100%, of such target, Executive’s Bonus shall increase incrementally in proportion to the percentage achievement of such target For example, if Executive achieves 80% of such target, Executive’s Bonus would be equal to 42% of Base Salary. For each of calendar years 2002, 2003 and 2004, the Board, in consultation with Executive, shall determine the targets referred to above and the criteria for determining whether such targets have been achieved.

(ii) For calendar year 2005 and subsequent years, Executive shall be eligible for a Bonus at the end of such calendar year. The Board shall develop the bonus formula, targets and criteria for determining achievement of such targets in consultation with Executive.

(iii) The Bonus targets and criteria for determining achievement of such targets, as well as the bonus formula for calendar years 2005 and subsequent, shall be referred to herein as the “Bonus Plan.” The Bonus Plan for 2002 is attached to this Agreement as Exhibit A hereto.

(c) Other Bonus and Incentive Plans. During the period of employment, Executive shall be allowed to participate in such bonus and other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel, other than any annual cash bonus plan (which is dealt with in Section 4(b) hereof), and all compensation and other entitlements earned thereunder shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary and Bonus.

(d) Health, Welfare and Retirement Plans: Vacation. During the period of employment, Executive shall be entitled to:

(i) participate in such retirement, deferred compensation, investment, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its executive employees;

(ii) participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to executive personnel of the Corporation;

(iii) cash payments in addition to Base Salary, Bonus, or any other benefits hereunder, in an annual amount equal to 7.5% of Executive’s Base Salary in effect in the year in which such amount is paid, to enable the Executive to buy such other benefits as Executive deems necessary or advisable; such amount shall be paid annually in twelve equal monthly installments on or about the 20th day of each month, and to the extent permitted by law shall be paid on a pre-tax basis; and

(iv) take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

(e) Equity Incentive Awards. Executive shall receive annual awards of options to purchase the Corporation’s common stock, with the number and exercise price of such options to be determined by the Board. In making such determination, the Board shall take into account Executive’s individual performance and performance of the Corporation as a whole, including Executive’s performance against the then applicable Bonus Plan targets. Such options shall vest in four equal installments on the first through fourth anniversaries of grant.

(f) Car Allowance. During the period of employment, the Corporation shall provide Executive with a monetary allowance in an amount acceptable to Executive which is approved by the Board for the lease of a suitable automobile and insurance therefor; provided, that such amount shall not be less than $1,100 per month.

(g) Expenses. Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Company’s policy regarding reimbursement of such expenses. In addition, Executive shall be reimbursed by the Corporation for Executive’s reasonable and documented legal and accounting fees incurred in connection with entering into this Agreement. With respect to any benefits or payments received or owed to Executive hereunder, Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax efficient manner to the Corporation; provided, that Executive shall have no obligation to take any action that is reasonably determined by Executive to be adverse to Executive, including without limitation agreeing to alter Executive’s rights under Section 7(b)(iv) hereof.

     5.     EFFECT OF DISABILITY AND CERTAIN HAZARDS. Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability may result in termination of his employment by the Corporation pursuant to Section 6 herein.

     6.     TERMINATION OF EMPLOYMENT. The employment of Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a) Death. In the event of Executive’s death prior to the expiration of the period of employment hereunder, such employment shall terminate on the date of death.

(b) Permanent Disability. Such employment may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s physical or mental disability which prevents the effective performance by Executive of his duties hereunder on a full time basis, with such termination to occur on or after (i) the date on which Executive becomes entitled to disability compensation benefits under Executive’s long term disability benefit policy then in effect, or (ii) in the event that no such policy is in effect, the date of the determination of an impartial physician in the manner set forth in the next sentence that Executive is permanently disabled. Any dispute as to Executive’s physical or mental disability shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c) Cause. The Corporation, by giving written notice of termination to Executive, may terminate such employment at any time prior to the expiration of the period of employment hereunder for Cause, which means that such termination must be due to (1) acts during the term of this Agreement (A) resulting in a felony conviction under any Federal or state statute (B) substantial non-performance of Executive of his employment duties required by this Agreement or (2) Executive willfully engaging in dishonesty or gross misconduct injurious to the Corporation during the term of this Agreement, with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than 30 days) in the case of clause (l)(B) to cease substantial non-performance.

(d) Without Cause. The Corporation may terminate such employment at any time prior to said date without Cause (which shall be for any reason not covered by preceding subsections (a) through (c)) upon 60 days prior written notice to Executive.

(e) By Executive. Executive may terminate such employment at any time for an applicable Good Reason (subject to Section 6(f)) or otherwise upon written notice thereof to the Corporation.

(f) Notice of Good Reason. If Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 11 hereof. The submission of such a request by an Executive shall not constitute “Cause” for the Corporation to terminate Executive under Section 6(c) hereof; and Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 11 hereof. If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 11(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 11(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(g) Notice of Termination. Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h) Date of Termination. The date of termination of Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date of termination shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 11 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

     7.     PAYMENTS UPON TERMINATION.

(a) Except as otherwise provided in subsection (b) of this Section 7, upon termination of Executive’s employment by the Corporation, all compensation due Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination (except, in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law), and all such compensation accrued as of the date of such termination but not previously paid shall be paid to Executive at the time such payment otherwise would be due. If the termination of Executive’s employment is by the Corporation not for Cause, or by the Executive for Good Reason, Executive shall be entitled to a payment equal to the greater of (i) Executive’s actual bonus for the preceding year, pro rata based on the portion of the year ended on the date of the termination, or (ii) the amount which would have been earned by Executive under his then current Bonus Plan, pro rata based on the portion of the year ended on the date of termination, and computed based on actual results for such year. Any such payment shall be paid to the Executive at the time the Bonus would otherwise be due.

(b) if Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (d) of Section 6 herein, the Corporation elects at any time not to renew or extend this Agreement pursuant to Section 1 or Executive terminates this Agreement for Good Reason, then, in addition to the payments required by subsection (a) of this Section 7, Executive shall be entitled to and shall receive:

(i) Severance Payment. Executive shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation. The amount of the Severance Payment shall be an amount equal to the sum of Executive’s annual Base Salary and Bonus, multiplied by the Applicable Multiplier (as hereinafter defined). For purposes of this Section 7(b),

(A) Executive’s Base Salary shall be the higher of Executive’s annual Base Salary in effect immediately prior to such termination or Executive’s annual Base Salary determined pursuant to Section 4(a), and

(B) Executive’s Bonus shall be an amount equal to the greater of (1) Executive’s bonus for the preceding year or (2) an amount (i) for years 2002, 2003 and 2004, determined assuming that 87.5% of the target for such Bonus has been met, and (ii) for year 2005 and subsequent years, determined using a formula that results in a Bonus that is equal to the same percentage of annual Base Salary as the percentage of annual Base Salary determined pursuant to Section 7(b)(i)(B)(2)(i) for year 2004.

The Severance Payment shall be due and payable within 14 days after the date of termination of employment and is subject to required withholding.

(ii) Acceleration of Vestina. All options to purchase the Corporation’s common stock held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested. All other benefits or interests of Executive in any of the Corporation’s plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iii) Benefits. During the Severance Period Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits that he had received (including equivalent coverage for his spouse and dependent children) immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation. In the event that Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment equal to the cost of obtaining such coverage for the payment period. If Executive prior to termination of employment hereunder was receiving any cash-in-lieu payments designed to enable Executive to obtain insurance coverage of his choosing (including without limitation the amount referred to in Section 4(d)(iii)), the Corporation shall, in addition to any other benefits to be provided under this Section 7(b)(ill), provide Executive with a lump-sum payment equal to the amount of such in-lieu payments that Executive would have been entitled to receive over the payment period. Following the Severance Period, Executive shall be entitled to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, treating the end of the Severance Period as a termination of the Executive’s employment.

(iv) Tax Gross-Up. If any payments received by Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total payments he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred. The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive (or otherwise makes a parachute payment to Executive). The calculation of the tax gross-up payment shall be approved by the Corporation’s independent certified public accounting firm and the Executive’s designated financial adviser.

     8.     CONFIDENTIAL INFORMATION. Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder. The provisions of this Section 8 shall survive the termination of Executive’s employment with the Corporation, provided that after the termination of Executive’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

     9.     PATENTS AND OTHER INTELLECTUAL PROPERTY. The Corporation shall be entitled to any and all ideas, know-how and inventions, whether patentable or not, which Executive shall conceive, make or develop during the period of his employment with the Corporation, relating to the business of the Corporation or any of his subsidiaries. Executive shall, from time to time, at the request of the Corporation, execute and deliver such instruments or documents, and shall perform or do such acts or things, as reasonably may be requested in order that the Corporation may have the benefit of such ideas, know-how and inventions and, in particular, so that patent applications may be prepared and filed in the United States Patent Office, or in appropriate places in foreign countries, covering any of the patentable ideas on inventions covered by this Agreement as aforesaid, including appropriate assignments vesting in the Corporation or any of its subsidiaries (or any successor to the Corporation or any of its subsidiaries) full title to any and all such ideas, inventions and applications.

     Further, Executive will cooperate and assist the Corporation in the prosecution of any such applications in order that patents may issue thereon.

     10.     NON-COMPETITION; NON-MITIGATION; LITIGATION EXPENSES.

(a) Executive shall not be required to mitigate the amount of any termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits eamed by Executive from another employer or other source.

(b) For a period of twenty-four months after Executive’s termination of employment hereunder, Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the lodging pay-per-view/guest services market, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, stockholder (expect for passive investments of not more than a one percent interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Company in the lodging pay-per-view/guest services market. For these purposes, employment with a vendor of cable television services shall not be treated as competitive with the business or operations of the Corporation in the lodging per-view/guest services market.

(c) For a period of twenty-four (24) months after Executive’s termination of employment hereunder, Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his or her employment relationship with the Corporation; provided, however, that it shall not be a breach of this Section 10(c) if Executive or Executive’s employer hires persons that are at the time employees of the Corporation as a result of (i) Executive or Executive’s employer conducting generalized solicitations by way of advertisements, engaging firms to conduct searches or by other means that are not focused on employees of the Corporation, or (ii) Executive or Executive’s employer responding to unsolicited requests or contacts by employees of the Corporation.

(d) The Corporation shall pay Executive’s out-of-pocket expenses, including attorneys’ fees, but not to exceed a total of $25,000 for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions for termination benefits in Section 7 herein; provided, however, that if any arbitration or litigation results in a finding in favor of the Executive, then Executive will be reimbursed for all reasonable legal and related costs regardless of the limitation set forth above; and further provided that in no event will Executive be held liable for the legal and related costs of the Corporation in an event of a finding in favor of the Corporation. Executive acknowledges that any breach of Sections 8, 9 or 10(b) or (c) would damage the Corporation irreparably and consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctions, without having to post any bond or other security.

     11.     ADMINISTRATOR AND CLAIMS PROCEDURE.

(a) The Executive, or other person claiming through the Executive, must file a written claim with the Board as a prerequisite to the payment of any such claim under this Agreement. The Board shall make all determinations as to the right of any person to receive payment of claims under subsections (a) and (b) of this Section 11. Any denial by the Board of a claim by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b) A claimant whose claim has been wholly or partially denied by the Board may request, within 10 days following the date of such denial, in a writing addressed to the Board, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board. Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that only the first $25,000 of such fees and expenses shall be borne by the Corporation, unless the claimant is successful, in which case, all such fees and expenses shall be borne by the Corporation. All requests for review shall be promptly resolved. The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than 20 days alter receipt of such request.

(c) A claimant who has followed the procedure in subsections (a) and (b) of this section, but who has not obtained full relief on his claim, may submit such claim for expedited and binding arbitration of his claim before an arbitrator in Minnehaha County, South Dakota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”). The Corporation shall advance the filing fees, arbitrator fees and other costs required to conduct the arbitration, as well as up to $25,000 for Executive’s initial attorney fees (which fees and costs shall not be recoverable by the Corporation). The Corporation shall reimburse all of Executive’s remaining reasonable fees and expenses if Executive prevails in his claim, as determined by such arbitrator. The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having competent jurisdiction may enter a judgment based upon such arbitration. The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules. The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation. All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

     12.     MISCELLANEOUS.

(a) This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.

(b) The rights and obligations of Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life, but upon his death this Agreement shall inure to the benefit of his heirs, legatees and legal representatives of his estate.

(c) The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d) No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without regard to the conflicts of law principles thereof.

(g) if any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h) Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Executive:	Scott C. Petersen 26 Riverview Heights Sioux Falls, SD 57105

If to the Corporation:	LodgeNet Entertainment Corporation 3900 West Innovation Street Sioux Falls, SD 57107 Ann: General Counsel

     or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i) As used in this Agreement, the following terms have the meanings given:

“Applicable Multiplier” shall mean 2, unless Executive’s employment is terminated by the Corporation, or by Executive for Good Reason, within twenty four months of a Change in Control in which case “Applicable Multiplier” shall mean 2.5.

“Change in Control” of the Corporation shall mean the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the Effective Date) or group of persons acting in concert (other than Corporation or any subsidiary thereof or any employee benefit plan of Corporation or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of Corporation’s capital stock) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of Corporation representing thirty percent (30%) or more of the combined voting power of Corporation’s then outstanding securities ordinarily having the right to vote in the election of directors (“voting stock”); or

(ii) during any period subsequent to the Effective Date, a majority of the members of the Board shall for any reason not be (i) the individuals who at the beginning of such period constitute the Board or (ii) those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated; or

(iii) there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation (meaning assets representing thirty percent (30%) or more of the net tangible assets of Corporation or generating thirty percent (30%) or more of Corporation’s operating cash flow, in each case measured over Corporation’s last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which: (i) would result in the voting stock of Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the voting stock of Corporation (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction; or (ii) would be effected to implement a recapitalization (or similar transaction) of Corporation in which no “person” (as defined in subsection 1 hereof) or group of persons acting in concert becomes the beneficial owner (as defined in subsection 1 hereof) of thirty percent (30%) or more of the combined voting power of the then outstanding voting stock of Corporation; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of Corporation; or

(v) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act in effect on the Effective Date.

“Good Reason”, in the event of a Change in Control, shall mean the occurrence of any of the following:

(i) the assignment to Executive of any duties inconsistent with Executive’s authorities, positions, duties, responsibilities and status with Corporation, or any adverse alteration in the nature of Executive’s reporting responsibilities, titles, or offices, or any removal of Executive from, or any failure to reelect Executive to, any such positions, except in connection with a termination of the employment of Executive for Cause, permanent disability, or as a result of Executive’s death or by Executive other than for Good Reason;

(ii) a reduction by Corporation in Executive’s Base Salary then in effect;

(iii) failure by Corporation to continue in effect (without substitution of a substantially equivalent plan) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which Executive is participating, or the taking of any action by Corporation which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans;

(iv) any material breach by Corporation of any provisions of the Employment Agreement;

(v) Executive is excluded (without substitution of a substantially equivalent plan) from participation in any incentive, compensation, stock option, health, dental, insurance, pension or other benefit plan generally made available to senior executives in Corporation;

(vi) without Executive’s express written consent, the requirement by Corporation that Executive’s principal place of employment be relocated more than twenty-five (25) miles from Sioux Falls, South Dakota;

(vii) Executive determines in good faith that a change in circumstances has occurred following a Change in Control which has rendered Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, positions, duties, responsibilities or status attached to the position held by Executive immediately prior to the Change in Control excluding the reasonable sharing of authority with a Chief Operating Officer;

(viii) Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under the Employment Agreement; or

(ix) Corporation purports to terminate Executive’s employment other than in accordance with a Notice of Termination in accordance with the provisions of the Employment Agreement.

“Good Reason,” in the absence of a Change in Control, shall only mean subsections (i), (ii), (iii), (iv), (v), (vi), (viii) and (ix) of the immediately preceding definition; provided, however, that with respect to such subsection (iii), a termination or adverse change in a plan is not Good Reason in the absence of a Change in Control if such termination or adverse change is applied generally to all executive officers of the Corporation.

“Severance Period” means twenty four (24) months, unless Executive’s employment is terminated by the Corporation, or by Executive for Good Reason, within twenty four months of a Change in Control in which case “Severance Period” shall mean thirty (30) months.

(j) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit from the Executive provided for in this Agreement.

(k) Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under Section 11, shall be settled exclusively by binding arbitration in the manner set forth in Section 11(c).

     13.     SEVERANCE AGREEMENT SUPERSEDED. This Agreement supersedes all prior agreements between the parties hereto with respect to the subject matter hereof, including without limitation the Severance Agreement; provided, however, that this Agreement shall not supersede any agreements between the Corporation and Executive regarding currently outstanding options held by Executive to purchase the Corporation’s common stock.

     14.     NO INTERRUPTION OF BENEFITS. This Agreement constitutes an amendment and restatement of the Employment Agreement, and nothing in this Agreement shall be deemed an interruption of Executive’s years of service for vesting of the Corporation’s benefit plans, vesting of options to purchase the Corporation’s common stock, or otherwise.

     15.     INDEMNIFICATION. The Corporation shall indemnify, defend, and hold Executive harmless, to the fullest extent allowed by law, from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, nonappealable order that Executive was guilty of gross negligence or willful misconduct. The Corporation also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter. Notwithstanding the foregoing, the Corporation shall not have an obligation to purchase such directors and officers liability insurance if the Board determines in good faith that the premiums for such coverage are prohibitively expensive.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

LODGENET ENTERTAINMENT CORPORATION

By:	/s/ GARY H. RITONDARO

Name:	Gary H. Ritondaro

Title:	Senior Vice President/
Chief Financial Officer

EXECUTIVE

/s/ SCOTT C. PETERSEN

Scott C. Petersen